Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Ace Consulting Management Inc.

We consent to the inclusion in this Registration Statement on Amendment No. 2 to Form S-1 filed with the SEC (the “Registration Statement”), of our report dated September 16, 2010, relating to the balance sheets of Ace Consulting Management Inc. as of December 31, 2009 and 2008, and the related statements of stockholders’ deficit and cash flows for the years ended December 31, 2009 and 2008 and for the period from September 19, 2003 (inception) through December 31, 2009 appearing in the Prospectus, which is a part of such Registration Statement.  We also consent to the reference to our firm under the caption “Experts” in such Registration Statement.

/s/ Li & Company, PC
Li & Company, PC

Skillman, New Jersey
October 29, 2010